January 12, 2018

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company would like to share our report for 2017, which was a year of solid growth and record profits. Our assets were $2.317 billion as of December 31, 2017, having increased $119 million for the year and representing a 5.4% year-over-year increase.

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “Act”), a tax reform bill which, among other items, reduces the current corporate federal tax rate to 21% from 35%. The rate reduction is effective January 1, 2018. The Company concluded that the Act will cause our deferred tax assets to be revalued. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense. During the fourth quarter, we reduced the value of our deferred tax assets by $3.6 million and recorded an additional income tax expense. Reflecting the impact of the write down of the deferred tax assets, the net income of the Company for 2017 was $23.526 million compared to $25.633 million in 2016. This represented a decrease of $2.107 million, or 8.2% from 2016. The net income for the Company had the tax law not been enacted during 2017 would have been $27.129 million compared to $25.633 million in 2016, an increase of $1.496 million or 5.8%.

During 2017 we opened our Hwy. 96 Office in Murfreesboro and our West End Office in Nashville, both of which have been successful. Our new Operations Center is nearing completion and will combine three different locations into one. We are very excited about how this center will enhance the future of our bank.

In the past we have shared with you our strong succession plans for executive management. Elmer Richerson retired as our President on December 31st and will remain as a board director. We are very thankful for Elmer’s 29 years of dedicated service and great leadership he has given our bank. John McDearman became our new president as of January 1st. He has been with our bank for almost 20 years in a leadership role and is a very experienced banker and is well qualified to take our bank forward.

As we reflect on 2017, we continued to promote our bank as “Middle Tennessee’s Community Bank” with our 27 locations in eight middle Tennessee counties. We continued a television campaign which we believe has greatly enhanced our brand. We were recognized by “Bank Director” magazine as #13 in the nation among banks of $1 to $5 billion in total assets. The publication’s rankings are scored by profitability, capital adequacy and asset quality. Financial Management Consulting Group ranked us as the “sixth best” bank in Tennessee and uses an evaluation that incorporates similar criteria plus efficiency and return on assets in its overall ratings. Once again, we received the highest “Five-Star” rating from Bauer Financial, Inc. based on September 2017 financial data. We were also recognized as one of “Tennessee’s Best Work Places” by The Tennessean for the third year in a row.

The Board of Directors has declared a $.35 per share dividend to shareholders of record as of January 2, 2018 and payable on January 19, 2018. The current price of your investment, based on the latest price at which shares of our common stock have been sold is $44.75 per share.

In closing, we deeply thank you for investing in Wilson Bank Holding Company. We ask for your continued business and referrals as we make our bank “The Bank of Choice” in each market we serve.

Sincerely,

Randall Clemons	J. Anthony Patton
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company